EXHIBIT 11
                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE

                                         2005         2004
                                     ------------  -----------
           Net loss                  $  (997,616)  (1,558,083)
                                     ============  ===========

           Weighted average number
             of common shares
             outstanding              90,899,581   75,116,717

           Common equivalent shares
             representing shares
             issuable upon exercise
             of outstanding options
             and warrants                      -            -
                                     ------------  -----------
                                      90,899,581   75,116,717
                                     ============  ===========

           Net loss per share,
             basic and diluted
           Loss from continuing
             operations              $     (0.01)       (0.03)
                                     ============  ===========
           Income from discontinued
             operations                        -         0.01
                                     ============  ===========
           Net loss per share,
             basic and diluted       $     (0.01)       (0.02)
                                     ============  ===========




Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately at 76,181,777 June 30, 2005 and 77,381,877 shares at June 30, 2004) would be to decrease net loss per share.